Exhibit 16.1

May 17, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated May 17, 2006, of Zeolite Exploration Company and we are in agreement with the statements contained in the first and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                        /s/ Rotenberg & Co., LLP